NOTARIAL AUTHENTICATION CERTIFICATE
TO ALL WHOM THESE PRESENTS SHALL COME
I.
ROELOF EMILE BONNET
Notary Public, residing and practising at Johannesburg, in the Province of Gauteng, Republic of South Africa, by lawful authority duly admitted and sworn, do hereby certify and attest that I was personally present and did witness -
GERARD HENDRIK KEMP Identification Number 540911 5064 08 9;
ROBERT ALEX LLEWELLYN ATKINSON Identification Number 520119 5192 08 2;
both being the signatories named in the Shareholders Agreement annexed hereto, duly sign and execute the said Agreement at the places and on the dates recorded therein and that the names and signatures of Gerard Hendrik Kemp and Robert Alex Llewellyn Atkinson thereto subscribed is of the proper and respective handwriting of the said Gerard Hendrik Kemp and Robert Alex Llewellyn Atkinson.
In testimony whereof, I, the Notary, have hereunto subscribed my name and set and fixed my seal of office at JOHANNESBURG aforesaid on this the 18th day of December in the year 2007 (two thousand and seven).
Quod attestor
NOTARY PUBLIC

SHAREHOLDERS AGREEMENT
between
ARMGOLD/HARMONY JOINT INVESTMENT COMPANY (PROPRIETARY) LIMITED
and
CLIDET NO 770 (PROPRIETARY) LIMITED
and
CLIDET NO 726 (PROPRIETARY) LIMITED

TABLE OF CONTENTS
1 INTERPRETATION ......................................................... 3 2 INTRODUCTION. 12 3 CONDITIONS PRECEDENT ................................................... 12 4 INCONSISTENCY WITH MEMORANDUM AND ARTICLES ............................. 13 5 SHARE CAPITAL .......................................................... 14 6 NOMINEE ................................................................ 14 7 THE COMPANY ............................................................ 14 8 DIRECTORS, ........................... 15 9 SHAREHOLDERS’ MEETINGS ................................................. 20 10 APPROVAL BY THE SHAREHOLDERS ........................................... 21 11 RESTRICTIONS ........................................................... 22 12 FINANCING OF THE COMPANY ............................................... 26 13 LOAN FINANCING ......................................................... 27 14 EQUITY FINANCING ....................................................... 29 15 MANAGEMENT OF THE COMPANY .............................................. 32 16 ANNUAL BUDGET .......................................................... 33 .. 17 DIVIDEND POLICY ........................................................ 34 .. 18 TRANSFER OF SHARES-GENERAL PROVISIONS .................................. 34 .. 19 TRANSFER OF SHARES- PRE-EMPTIVE RIGHTS ................................. 35 .. 20 LOCK-IN PERIOD AND INITIAL TRANSFER OF SHARES BY PAMODZI ............... 39 .. 21 COME ALONG/TAG ALONG ................................................... 39 .. 22 DEEMED OFFERS .......................................................... 41 .. 23 RELEASE FROM SURETY OBLIGATIONS ........................................ 44 .. 24 TRANSFERS WITHIN GROUP ................................................. 44 .. 25 FAIR MARKET VALUE ...................................................... 45 .. 26 ADMISSION AND EXIT OF SHAREHOLDERS ..................................... 46 .. 27 UNDERTAKINGS BY THE SHAREHOLDERS ....................................... 46 .. 28 RELATIONSHIP OF THE PARTIES ............................................ 47 .. 29 CONFIDENTIALITY AND PUBLICITY .......................................... 47 .. 30 BREACH ................................................................. 49 .. 31 DURATION ............................................................... 49 .. 32 EFFECT OF TERMINATION .................................................. 49 .. 33 DISPUTE RESOLUTION, ...... 49 .. 34 NOTICES AND DOMICILIA .................................................. 51 .. 35 BENEFIT OF THE AGREEMENT ............................................... 53 .. 36 APPLICABLE LAW AND JURISDICTION ........................................ 53 .. 37 GENERAL ................................................................ 54 .. 38 COSTS .................................................................. 55 .. 39 SIGNATURE .............................................................. 56 ..

WHEREBY THE PARTIES AGREE AS FOLLOWS -
1 INTERPRETATION
1.1 In this Agreement -
1.1.1 clause headings are for convenience only and are not to be used in its interpretation;
1.1.2 an expression which denotes -
1.1.2.1 any gender includes the other genders;
1.1.2.2 a natural person includes a juristic person and vice versa; and
1.1.2.3 the singular includes the plural and vice versa.
1.2 In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings -
1.2.1 “Acting in Concert” means “acting in concert” as that term is defined as at the Signature Date in the Securities Regulation Code on Takeovers and Mergers and the Rules of the Securities Regulation Panel, as at the Effective Date;
1.2.2 “AFSA” means the Arbitration Foundation of Southern Africa;
1.2.3 “Agreement” means this shareholders agreement;
1.2.4 “Annual Budget” means the annual budget of the Company approved in terms of clause 16;
1.2.5 “Board” means the board of Directors;

1.2.6 “Business” shall have the meaning ascribed thereto in the Sale of Business Agreement;
1.2.7 “Cash Equivalent” means cash (in South African currency) in an amount equal to the volume weighted average price at which the Listed Securities traded on a recognised securities exchange, being its primary listing, for the 30 (thirty) day period during which the Listed Securities traded immediately preceding the date of the First Shareholder Offer, multiplied by the number of Listed Securities. To the extent necessary, the Cash Equivalent shall be converted to South African currency at the arithmetic average of the bid and offer rates quoted by any representative of Absa Bank Limited as at 10h00 on the date of the First Shareholder Offer;
1.2.8 “Claims” means all amounts of any nature whatsoever owing by the Company to the Shareholders from time to time, whether by way of loan account or otherwise, whether in contract or in delict, actual or contingent, and includes any interest accrued thereon;
1.2.9 “Companies Act” means the Companies Act, 1973;
1.2.10 “Company” means Clidet No 726 (Proprietary) Limited, registration number 2007/607531/07, a limited liability private company duly incorporated in the Republic of South Africa;
1.2.11 “Conditions Precedent” means the conditions set out in clause 3;
1.2.12 “Control” means the ability, by virtue of ownership, rights of appointment, voting rights, management agreement, or other agreement of any kind, to control or direct, directly or indirectly, the appointment of the majority of the board or the majority of any other executive body or to control or direct, directly or indirectly, any decision making process or the management of any company or entity or appointee, and “Controlled” shall have a corresponding meaning;
1.2.13 “Corporate Shareholder” means any Shareholder that is not an Individual Shareholder;
1.2.14 “CPIX” means the average annual rate of change (expressed as a percentage) in the Consumer Price Index, excluding interest rates on mortgage bonds, for all metropolitan areas as published in the Government Gazette by Statistics South Africa, or such other index reflecting the official rate of inflation in the Republic of South Africa as may replace it, which annual change shall be determined by comparing the most recently published index with the index published in respect of the corresponding month in the previous year;
1.2.15 “Directors” means directors of the Company;
1.2.16 “Effective Date” shall have the meaning ascribed thereto in the Sale of Business Agreement;
1.2.17 “Equity” means a Shareholder’s Shares and Claims;
1.2.18 “Fair Market Value” means, in respect of the Company or any Equity, the fair market value thereof as agreed or determined in accordance with clause 25;
1.2.19 “Harmony” means Harmony Gold Mining Company Limited, registration number 1950/038232/06, a limited liability public company duly incorporated in the Republic of South Africa;
1.2.20 “IFRS” means International Financial Reporting Standards as issued by the Board of the International Accounting Standards Committee from time to time;

1.2.21 “Independent Auditors” means such independent auditors as may be agreed between the relevant Shareholders, or failing agreement within 10 (ten) business days from the date of a request by any Shareholder for such agreement, appointed by the Executive President for the time being of the South African Institute of Chartered Accountants from one of the 4 (four) largest independent firms of auditors in South Africa at the time;
1.2.22 “Independent Merchant Bank” means such independent merchant bank as may be agreed between the relevant Shareholders, or failing agreement within 10 (ten) business days from the date of a request by any Shareholder for such agreement, appointed by the auditors of the Company for the time being;
1.2.23 “Independent Third Party” means, in respect of any Shareholder, an entity which is not a Related Party of, or which is not Controlled by, such Shareholder;
1.2.24 “Indexed” means in relation to any sum, that sum adjusted annually at the end of each financial year of the Company to take account of year- on-year changes in the CPIX. In the event of a dispute between the Parties as to any adjustment, such dispute will be referred to the Independent Auditors for determination, who shall act as experts and not as arbitrators. If the basis of computation of CPIX is at any time changed from the basis of computation at the Signature Date, then CPIX shall be adjusted as far as possible to take account of such differences in the basis of computation;
1.2.25 “Individual Shareholder” means any Shareholder who is a natural person;

1.2.26 “Investco” means ARMgold/Harmony Joint Investment Company (Proprietary) Limited, registration number 2002/032163/07, a limited liability private company duly incorporated in the Republic of South Africa;
1.2.27 “Issued Shares” means the issued share capital of the Company from time to time;
1.2.28 “Listed Securities” means securities listed on a recognised securities exchange;
1.2.29 “Majority of the Shareholders” shall have the meaning ascribed thereto in clause 10.1;
1.2.30 “Material Minority Shareholder” means a shareholder holding not less than 20% (twenty percent) of the Issued Shares;
1.2.31 “Nominee” means a company incorporated in Mauritius to be nominated by Pamodzi, by written notice to the other Parties, at any time prior to the Effective Date, provided that the majority of the issued share capital, and the majority of the voting rights and economic benefits in and to the share capital, of the Nominee shall be held by PRF;
1.2.32 “Pamodzi” means Clidet No 770 (Proprietary) Limited, registration number 2007/012390/07, a limited liability private company duly incorporated in the Republic of South Africa;
1.2.33 “Parties” means the parties to this Agreement;
1.2.34 “Potential Shareholders” means the person or persons referred to in clause 20.2;

1.2.35 “PRF” means Pamodzi Resources Fund I L.P., a limited partnership established in the Cayman Islands;
1.2.36 “Prime Rate” means the publicly quoted basic rate of interest, compounded monthly in arrears and calculated on a 365 (three hundred and sixty five) day year irrespective of whether or not the year is a leap year, from time to time published by Absa Bank Limited as being its prime overdraft rate, as certified by any representative of that bank whose appointment and designation it will not be necessary to prove;
1.2.37 “Rand Equivalent” shall have the meaning ascribed thereto in the Sale of Business Agreement;
1.2.38 “Randfontein” means Randfontein Estates Limited, registration number 1889/000251/06, a limited liability public company duly incorporated in the Republic of South Africa;
1.2.39 “Related Party” means a “related party” as that term is defined as at the Signature Date in paragraph 10.1 of the Listings Requirements of the securities exchange owned and operated by the JSE Limited;
1.2.40 “Sale of Business Agreement” means the agreement headed “Sale of Business Agreement” entered or to be entered into between Randfontein, the Company and Pamodzi, in terms of which Randfontein will sell the Business as a going concern to the Company;
1.2.41 “Sale of Shares and Claim Agreement” means the agreement headed “Sale of Shares and Claim Agreement” entered or to be entered into between Randfontein, Investco and Pamodzi, in terms of which Randfontein and investco will sell 60% (sixty percent) of Investco’s shares in, and 60% (sixty percent) of Randfontein’s claim on loan account against the Company, to Pamodzi;

1.2.42 “Shareholders” means the holders of Shares from time to time;
1.2.43 “Shares” means ordinary shares of R1.00 (one rand) each in the share capital of the Company;
1.2.44 “Signature Date” means the date of signature of this Agreement by the Party last signing; and
1.2.45 “Special Majority of the Shareholders” shall have the meaning ascribed thereto in clause 10.2.
1.3 Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 1 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.
1.4 Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.
1.5 Subject to clauses 1.6 and 1.8, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.
1.6 The terms “holding company” and “subsidiary” shall bear the meanings assigned thereto in the Companies Act.
1.7 A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

1.8 Reference to “days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” shall be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time. Any reference to “business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time.
1.9 Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.
1.10 Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.
1.11 No provision herein shall be construed against or interpreted to the disadvantage of a Party by reason of such Party having or being deemed to have structured, drafted or introduced such provision.
1.12 The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.
1.13 The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

1.14 The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.
1.15 Whenever any person is required to act “as an expert and not as an arbitrator” in terms of this Agreement, then -
1.15.1 the determination of the expert shall (in the absence of manifest error) be final and binding;
1.15.2 subject to any express provision to the contrary, the expert shall determine the liability for his or its charges, which shall be paid accordingly;
1.15.3 the expert shall be entitled to determine such methods and processes as he or it may, in his or its sole discretion, deem appropriate in the circumstances provided that the expert may not adopt any process which is manifestly biased, unfair or unreasonable;
1.15.4 the expert shall consult with the relevant Parties (provided that the extent of the expert’s consultation shall be in his or its sole discretion) prior to rendering a determination; and
1.15.5 having regard to the sensitivity of any confidential information, the expert shall be entitled to take advice from any person considered by him or it to have expert knowledge with reference to the matter in question.
1.16 Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as amended, varied, novated or supplemented from time to time.

2 INTRODUCTION
2.1 On the Effective Date, Investco will hold 40% (forty percent), and Pamodzi (either itself or collectively with the Potential Shareholders) will hold 60% (sixty percent), of the aggregate Equity.
2.2 The Parties wish to record in writing the terms and conditions applicable to the relationships between the Shareholders inter se and between the Shareholders and the Company, and matters ancillary thereto.
3 CONDITIONS PRECEDENT
3.1 Save for clauses 1 to 3, clause 20 and clauses 29 to 38 (both inclusive), all of which will become effective immediately, this Agreement is subject to the fulfilment of the conditions precedent that -
3.1.1 by not later than 17h00 on 30 June 2008, the Sale of Business Agreement has been entered into by the parties thereto and such agreement has become unconditional in accordance with its terms, save for any condition requiring that this Agreement becomes unconditional; and
3.1.2 by not later than 17h00 on 30 June 2008, the Sale of Shares and Claim Agreement has been entered into by the parties thereto and such agreement has become unconditional in accordance with its terms, save for any condition requiring that this Agreement becomes unconditional.
3.2 All Parties shall use their commercially reasonable endeavours and the Parties will co-operate in good faith to procure the fulfilment of the Conditions Precedent as soon as reasonably possible after the Signature Date.
3.3 The Conditions Precedent have been inserted for the benefit of all the

Parties, which will be entitled to waive fulfilment of any of the said Conditions Precedent, in whole or in part, by written agreement between them prior to the expiry of the relevant time periods set out in clause 3.1.
3.4 Each of Investco and Pamodzi shall be entitled from time to time to extend the due date for fulfilment of either or both of the Conditions Precedent by written notice to that effect to the other of them, provided however that the aggregate of such extensions in respect of either of the Conditions Precedent shall not be more than 20 (twenty) business days.
3.5 Unless all the Conditions Precedent have been fulfilled or waived by not later than the relevant dates for fulfilment thereof set out in clause 3.1 (or such later date or dates as may be determined in terms of clause 3.4 and/or as may be agreed in writing between the Parties before the aforesaid date or dates), the provisions of this Agreement, save for clauses 1 to 3 and clauses 29 to 38 (both inclusive) which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be possible and none of the Parties will have any claim against the others in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of clause 3.2.
4 INCONSISTENCY WITH MEMORANDUM AND ARTICLES
Should there be any inconsistency between the provisions of this Agreement and the Company’s Memorandum and Articles of Association, then the provisions of this Agreement will prevail. Should any Shareholder so request in writing the Shareholders shall expeditiously amend the provisions of the Company’s Memorandum and Articles of Association to remove any such inconsistency.

5 SHARE CAPITAL
5.1 As at the Signature Date -
5.1.1 the authorised share capital of the Company is R1,000.00 (one thousand rand) divided into 1,000 (one thousand) Shares;
5.1.2 the issued share capital of the Company is R100.00 (one hundred rand) divided into 100 (one hundred) Shares;
5.1.3 the authorised and issued Shares rank pari passu in all respects; and
5.1.4 the issued Shares are held by and registered in the name of Investco.
5.2 As soon as reasonably possible after the Signature Date, the Parties shall take all such steps as may be necessary to increase the authorised share capital of the Company to R100,000.00 (one hundred thousand rand) divided into 100,000 (one hundred thousand) Shares.
5.3 As at the Effective Date, the issued Shares will be held as follows -
Shareholder Shares Percentage —— —— —
Investco 400 600 40% 60% Pamodzi (either itself or collectively with the Potential Shareholders) —— —— —
Totals 1000 100%
—— —— —
6 NOMINEE
It is recorded that, whilst Pamodzi will be the registered holder of Shares as at the Effective Date, such Shares will be beneficially owned by the Nominee.
7 THE COMPANY
7.1 As soon as reasonably possible after the Effective Date, the Parties shall take all steps and procure the passing of such resolutions as may be necessary to procure that -
7.1.1 the registered office of the Company will be at Pamodzi House, 1st Floor, 5 Willowbrook Close, Melrose North, Athoi;
7.1.2 the auditors of the Company will be such firm of auditors as may be agreed between Pamodzi and investco between the Signature Date and the Effective Date; and
7.1.3 the Company’s financial year will end on the last day of June in each year.
7.2 The details of the Company as contained in clause 7.1 may not be changed or amended unless approved by a Majority of the Shareholders (save any change in the auditors of the Company which will be subject to the provisions of clause 11.1.21) or, where required in terms of the Companies Act, by way of a special resolution.
8 DIRECTORS
8.1 The following provisions will apply to the appointment, removal and replacement of Directors -
8.1.1 the Board will, until otherwise agreed in writing between the Shareholders, consist of not more than 12 (twelve) Directors;
8.1.2 Pamodzi, for so long as it holds not less than 50.1% (fifty point one percent) of the Issued Shares, will be entitled but not obliged to appoint 5 (five) Directors (as non-executive Directors), and to remove, replace or fill any vacancy in such Directors. Should Pamodzi hold less than 50.1% (fifty point one percent) of the Issued Shares, the provisions of clause 8.1.4 shall apply to Pamodzi;
8.1.3 Investco, for so long as it holds not less than 40% (forty percent) of the

Issued Shares, will be entitled but not obliged to appoint 4 (four) Directors (as non-executive Directors), and to remove, replace or fill any vacancy in such Directors. Should Investco hold less than 40% (forty percent) of the Issued Shares, the provisions of clause 8.1.4 shall apply to Investco;
8.1.4 save as provided in clauses 8.1.2 and 8.1.3, each Shareholder will be entitled but not obliged to appoint 1 (one) Director (as a non-executive Director) for each complete 15% (fifteen percent) of the Issued Shares held by that Shareholder, and to remove, replace or fill any vacancy in such Director;
8.1.5 the Shareholders will, by way of a Special Majority of the Shareholders, be obliged to appoint a Chairman (who will be an independent non- executive Director) and a Chief Executive Officer and Chief Financial Officer (who will be executive Directors) and to remove, replace or fill any vacancy in such Directors;
8.1.6 any Shareholder holding more than 25% (twenty five percent) of the Issued Shares shall be entitled, at any time, to request the Shareholders to vote in favour of the removal of any of the directors referred to in clause 8.1.5 and the Shareholders hereby undertake to vote in favour of such removal, provided that both Investco and Pamodzi hereby undertake to act reasonably at all times in this regard;
8.1.7 Shareholders will by unanimous agreement in writing be entitled to appoint such further Directors as they may decide;
8.1.8 each Director will be entitled to appoint, remove or replace one or more alternate Directors and the Shareholders undertake to vote (and to procure that their nominees and appointees vote) in favour of the appointment, removal or replacement of such alternate Directors;

8.1.9 if a Shareholder disposes of all the Shares held by it, that Shareholder shall be obliged to procure, as a condition to the transfer of such Shares, the resignation of all Directors appointed by it;
8.1.10 any appointment, removal or replacement of Directors pursuant to the provisions hereof will be by written notice to the Company and will take effect as soon as such notice is received at the Company’s registered office;
8.1.11 a Shareholder who removes any Director appointed by it hereby indemnifies and holds harmless the Company against any claim instituted by such Director as a result of his removal from office and all costs arising from such claim;
8.1.12 in the event of the removal of a Director appointed by a Shareholder in terms of any applicable law, the resulting vacancy will only be filled by the Shareholder by whom such Director was appointed; and
8.1.13 each Shareholder appointing a Director and each Director appointing an alternate Director shall, forthwith upon such appointment, procure that the relevant Director -
8.1.13.1 provides the Company in writing with his physical address, postal address, a facsimile number, an email address and a telephone number for all purposes hereunder; and
8.1.13.2 signs a deed of adherence binding himself to the provisions of this Agreement.
8.2 The Chairman shall not have a second or casting vote in addition to his deliberative vote at meetings of either Directors or Shareholders.
8.3 The following provisions will apply to meetings of Directors -

8.3.1 a quorum at meetings of Directors will consist of at least a majority of the Directors in office from time to time, provided that there will be no quorum unless at least one Director appointed by each of Investco and Pamodzi (for so long as they have at least 1 (one) appointee on the Board) is present and provided further that due and proper notice of the meeting (which notice shall include the agenda and, if possible, any resolution to be proposed at the meeting) shall have been given to all the Directors;
8.3.2 if within half an hour (or such longer period as those present may agree) after the time appointed for the meeting a quorum is not present, the meeting will stand adjourned to the same day of the next week (or if that day is not a business day, the following business day) at the same time and place. Written notice of such adjourned meeting (incorporating an agenda) shall be given to all Directors not less than 48 (forty eight) hours before such adjourned meeting is to be held;
8.3.3 if at such adjourned meeting a quorum is not present within half an hour (or such longer period as those present may agree) after the time appointed for the meeting, the Directors present will constitute a quorum. No business may be conducted at the adjourned meeting save for business specified on the agenda or unless all the Directors are present at such adjourned meeting and unanimously agree that such business may be conducted;
8.3.4 not less than 7 (seven) days’ written notice of Directors meetings will be given to all Directors, provided that shorter notice, being not less than 48 (forty eight) hours before such meeting is to be held, may be given if in the reasonable opinion of any Director an urgent decision of the Board is required. Any Director will by written notice to the Company at its registered office from time to time have the right to convene meetings of the Board;
8.3.5 a resolution in writing (whether recorded in one or more documents) signed and dated by all the Directors or their alternates indicating their approval of the resolution, shall be valid and effective as if passed at a duly convened meeting of the Board;
8.3.6 the Directors may, if they think fit, confer by radio, telephone, dosed circuit television, video conferencing or other electronic means of audio or audio/visual communication (“Conference”). Notwithstanding that the Directors are not present together in one place at the time of the Conference, a resolution passed by Directors constituting a quorum at such a Conference shall, provided such resolution is recorded in writing and confirmed at the next meeting of the Board, be deemed to have been passed at a meeting of the Board held on the day on which and at the time at which the Conference was held. The provisions of this Agreement relating to proceedings of Directors apply so far as they are capable of application mutatis mutandis to such Conferences; and
8.3.7 meetings of the Board will be held regularly but not less frequently than 4 (four) times per annum. The venue of the meetings of the Board will be at the registered office of the Company or such other venue as the Board may determine from time to time.
8.4 The following provisions shall apply to voting by Directors -
8.4.1 each Director appointed by a single Shareholder shall have so many votes on all matters submitted to the Board as is equal to the number of Shares held by the Shareholder by whom the relevant Director was appointed, divided by the number of Directors appointed by the Shareholder present and voting at the meeting;

8.4.2 each of the Chairman, Chief Executive Officer and Chief Financial Officer shall have 1 (one) vote on all matters submitted to the Board;
8.4.3 save as otherwise provided in this Agreement, all resolutions of the Board will be validly passed by a simple majority; and
8.4.4 should the Board be unable to pass or reach a decision on any proposed resolution then that resolution will be deemed to constitute a deadlock. Such a deadlock between the Directors will not afford a ground for the winding up of the Company but will, at the request of any Director, be submitted to the Shareholders for consideration.
9 SHAREHOLDERS’ MEETINGS
9.1 All meetings of the Shareholders will be called upon 14 (fourteen) days’ prior written notice, unless a longer period is required in terms of the Companies Act, or unless all the Shareholders agree in writing to shorten or waive the notice period.
9.2 A quorum at meetings of Shareholders will be at least a Majority of the Shareholders represented or present in person or by proxy, subject to Investco and Pamodzi (for so long as they hold more than 25% (twenty five percent) of the Issued Shares) being included in such Majority of the Shareholders and provided that due and proper notice of the meeting (which notice shall include the proposed agenda and, if possible, any resolution to be proposed at the meeting) shall have been given to all Shareholders.
9.3 If within half an hour (or such longer period as those present may agree) after the time appointed for the meeting a quorum is not present, the meeting will stand adjourned to the same day of the next week (or if that day is not a business day, the following business day) at the same time and place. Written notice of such adjourned meeting (incorporating an agenda) shall be given to all Shareholders not less than 48 (forty eight) hours before such adjourned meeting is to be held.
9.4 If at such adjourned meeting a quorum is not present within half an hour (or such longer period as those present may agree) after the time appointed for the meeting, any Shareholder who is not present at such adjourned meeting shall irrevocably and unconditionally be deemed to have appointed the other Shareholder who is so present, as the agent and proxy for and on behalf of such absent Shareholder, on the basis that such agent and proxy shall vote against all resolutions to be proposed at such adjourned meeting. No business may be conducted at the adjourned meeting save for business specified on the agenda or unless all the Shareholders are present or represented at such adjourned meeting and unanimously agree that such business may be conducted.
9.5 Save in respect of special resolutions and as otherwise provided in this Agreement, all resolutions of the Shareholders will be validly passed by a Majority of the Shareholders, and each Shareholder shall have 1 (one) vote for every Share held by that Shareholder.
9.6 Any Shareholder may appoint any person to act as the Shareholder’s proxy by written authority signed by or on behalf of the Shareholder.
9.7 Should the Shareholders be unable to reach a decision on any matter then a deadlock will be deemed to exist between the Shareholders. Such a deadlock between the Shareholders will not afford a ground for the winding up of the Company and the status quo will be preserved.
10 APPROVAL BY THE SHAREHOLDERS
10.1 Where in this Agreement the approval of the Majority of the Shareholder is required, that approval may be obtained either by -
10.1.1 Shareholders holding more than 50% (fifty percent) of all the voting rights in the Company agreeing in writing to the relevant proposal (whether in one or more documents); or
10.1.2 Shareholders holding more than 50% (fifty percent) of all of the voting rights in the Company voting in favour of the relevant proposal.
10.2 The principles contained in clause 10.1 will apply to the approval of a Special Majority of the Shareholders, provided that the “more than 50% (fifty percent)” threshold will be increased to “not less than 75% (seventy five percent)”.
10.3 Notwithstanding the provisions of clauses 10.1 and 10.2, should the Companies Act require that any matter be approved by shareholders, such approval must be obtained at a duly convened and constituted meeting of the Shareholders, or by way of a resolution (whether recorded in one or more documents) signed by or on behalf of all the Shareholders, provided that special resolutions or resolutions required by the Companies Act to be approved in general meeting may only be passed at a duly convened and constituted meeting of the Shareholders.
11 RESTRICTIONS
11.1 Notwithstanding anything to the contrary contained in this Agreement and in addition to other matters separately specified in this Agreement as requiring approval by a Special Majority of the Shareholders, no action will be taken by either the Shareholders or the Directors, and the powers of the Board will be limited so that it will not have the power to take any action, in regard to the undermentioned matters without the approval of a Special Majority of the Shareholders -

11.1.1 the disposal or transfer (whether directly or through a subsidiary or other vehicle) of the whole or substantially the whole of the undertaking or the assets of the Company;
11.1.2 the disposal or transfer (whether directly or through a subsidiary or other vehicle) of any asset of the Company, or any right or interest in any such asset, having a fair market value, determined mutatis mutandis in accordance with the provisions of clause 25, in excess of the Rand Equivalent of US$40,000,000.00 (forty million United States dollars);
11.1.3 at any time prior to the 1st (first) anniversary of the Effective Date, the establishment, acquisition or purchase of any business, share, asset or other investment, or any right or interest therein, having a fair market value, determined mutatis mutandis in accordance with the provisions of clause 25, in excess of the Rand Equivalent of US$40,000,000.00 (forty million United States dollars);
11.1.4 at any time after the 1st (first) anniversary of the Effective Date, the establishment, acquisition or purchase of any business, share, asset or other investment, or any right or interest therein, having a fair market value, determined mutatis mutandis in accordance with the provisions of clause 25, in excess of the Rand Equivalent of US$100,000,000.00 (one hundred million United States dollars);
11.1.5 the pledging, mortgaging, hypothecating or encumbering of any assets of the Company in any manner whatsoever (otherwise than as security for indebtedness of the Company);
11.1.6 any change in the basis of accounting or accounting policies from those used during the immediately preceding financial year otherwise than in accordance with IFRS;

11.1.7 any agreement between the Company and any Shareholder or any holding company or subsidiary of any Shareholder or any person holding at least 25% (twenty five percent) of the total issued share capital of any Shareholder, excluding the advancing of loan funding to the Company in accordance with the provisions of clause 13;
11.1.8 the revaluation of any material asset;
11.1.9 the determination of the scope of any Director’s or group of Directors’ authority and the delegation of any powers including the power to re- delegate;
11.1.10 any amendment to the Company’s Memorandum or Articles of Association, save for those amendments required to incorporate the provisions of this Agreement as contemplated in clause 4 and the amendment contemplated in clause 18.4;
11.1.11 any increase in, alteration or reduction or conversion of the Company’s authorised or issued share capital (in the case of issued share capital otherwise than as provided for in clause 14 and as otherwise specifically provided for elsewhere in this Agreement);
11.1.12 any variation of any of the rights attaching to any shares or class of shares in the Company;
11.1.13 the issue or allotment by the Company of any capitalisation shares, bonus shares, share options, share warrants or debentures;
11.1.14 the repurchase of any of the Company’s issued shares;
11.1.15 the liquidation or winding-up, de-registration or the discontinuance of the business activities of the Company;
11.1.16 any decision to cover or not to cover forward any amounts receivable or payable in a currency other than South African rand;
11.1.17 any decision to cover forward, by way of a hedge, option or otherwise, any amount receivable in respect of gold, uranium or other mineral production whatsoever (otherwise than for the purposes of or in connection with funding granted to the Company);
11.1.18 any matter relating to the financing or capital or borrowings of the Company which would have the effect of directly or indirectly reducing the proportionate shareholding of any Shareholder (otherwise than as specifically provided for elsewhere in this Agreement);
11.1.19 any re-structuring of the Company, merger of the Company and any other entity and any joint venture agreements;
11.1.20 any material change in the nature of the business of the Company;
11.1.21 the appointment and removal of auditors to the Company; and
11.1.22 the delegation of the functions or actions referred to above in this clause 11.1 to any one Director, any sub-committee of the Board or any other person or persons.
11.2 If any resolution of the Company is proposed that the Company institute any legal proceedings against any Shareholder or Director, such resolution shall be deemed to be within the Shareholders’ domain and not the Directors’ domain. If any Shareholder vetoes any such resolution, and as a result the requisite majority to pass the resolution cannot be obtained then, provided that one or all of the remaining Shareholders furnish an indemnity to the Company against all costs, losses or damages of whatsoever nature which the Company may sustain in the event that any such legal proceedings are unsuccessful, such vetoing Shareholder shall be deemed to have voted in favour of the resolution.

11.3 The provisions of this clause 11 will apply to any subsidiary of the Company mutatis mutandis.
12 FINANCING OF THE COMPANY
12.1 Any working or other capital required by the Company will be provided as follows -.
12.1.1 firstly, and to the extent possible, out of the Company’s own resources;
12.1.2 secondly, to the extent possible and subject to the provisions of clause 12.2; by means of loans from financial institutions and other appropriate third parties on terms which are commercially viable for the Company taking into account the nature of the Company’s business and the purpose for which the capital is required; and
12.1.3 thirdly, to the extent required, by means of loan financing or equity financing as described in clauses 13 and 14 respectively.
12.2 The Parties agree that, in order to obtain loans from financial institutions and other appropriate third parties as contemplated in clause 12.1.1, if required, the -
12.2.1 Company shall be obliged, to the extent necessary, to encumber its assets as security for such loans; and/or
12.2.2 Shareholders shall be obliged, to the extent necessary, to subordinate their Claims and/or to provide guarantees in respect of such loans and to encumber their Claims and/or Shares as security for such guarantees, provided that the Shareholders’ liability under such guarantees will be limited to their Claims and/or Shares, as the case may be.
12.3 The Parties acknowledge that, in order to obtain the Ministerial content referred to in clause 3 of the Sale of Shares and Claim Agreement, the Company will be obliged to provide or procure the provision of a guarantee in respect of the rehabilitation obligations of the Business. The Shareholders hereby agree to do everything necessary to procure the provision of such guarantee, including providing back-to-back guarantees in respect thereof pro rata to their respective shareholding,
12.4 Save as required in terms of clauses 12.2 and 12.3 or as otherwise specifically provided for elsewhere in this Agreement, no Shareholder will be required or obliged to issue any guarantee, suretyship or indemnity to third parties for the obligations of the Company unless previously agreed by a Special Majority of the Shareholders, including the Shareholder who is required to give such guarantee, suretyship or indemnity. Should any of the Shareholders issue any guarantees, suretyships or indemnities in accordance with the approval of a Special Majority of the Shareholders as aforesaid, all the Shareholders shall bear any loss or damage arising out of any such guarantee, suretyship or indemnity strictly pro rata to their respective shareholdings in the Company at the time the cause of action arose and the Shareholders hereby indemnify each other accordingly.
13 LOAN FINANCING
13.1 Subject to the provisions of clause 12, if the Board, acting reasonably in the circumstances, determines that funding by way of loan financing is preferable to funding by way of equity financing, the Shareholders shall be entitled (but not obliged) to provide the required funds in proportion to their respective shareholdings at the time or in such other proportions as the Shareholders may agree in writing.
13.2 Should the Shareholders provide the required funds in proportion to their respective shareholdings at the time or in such other proportions as agreed in writing between the Shareholders (“Proportionate Claims”), such Proportionate Claims will, unless otherwise agreed in writing -
13.2.1 be unsecured; 13.2.2 bear interest at a rate of zero percent, unless the Board determines otherwise; 13.2.3 be advanced simultaneously to the Company; 13.2.4 be subject to the same terms and conditions; 13.2.5 be repayable to the Shareholders simultaneously and proportionately; 13.2.6 be repaid prior to the declaration of any dividends or other distributions to the Shareholders; and
13.2.7 be repaid as and when determined by the Board, provided that the Proportionate Claims will immediately become due and payable and interest will thereafter accrue at the Prime Rate plus 200 (two hundred) basis points in the event that -
13.2.7.1 the Company is placed in liquidation or under judicial management, whether provisional or final and whether compulsory or voluntary; or
13.2.7.2 the Company enters into a compromise or other similar arrangement with its creditors generally.
13.3 Should any Shareholder elect not to provide its pro rata portion of any funding to the Company, the disproportionate portion of the Claims (“Disproportionate Claims”) will be subject to the same terms and conditions as the Proportionate Claims, save that -
13.3.1 they will rank ahead of the Proportionate Claims in respect of the payment of interest and the repayment of capital, and will be repaid prior to the payment of interest and the repayment of capital on the Proportionate Claims; and
13.3.2 bear interest at a rate to be agreed by any such Shareholder having elected to provide funds that would constitute a “Disproportionate Claim” and the Board (acting by majority of the directors not appointed by such Shareholder), provided that in no event shall such interest rate be less than the Prime Rate.
14 EQUITY FINANCING
14.1 Subject to the provisions of clause 12, if the Board, acting reasonably in the circumstances, determines that funding by way of share capital is preferable to funding by way of loan account, it shall give the Shareholders notice thereof in writing (“Equity Funding Notice”), giving full details of the amount of funding and the purpose for which the funding is required. Promptly following the delivery of an Equity Funding Notice, the Fair Market Value of the Company shall be agreed or determined in accordance with clause 25.
14.2 Upon the Fair Market Value of the Company having been agreed or determined, each Shareholder will have 20 (twenty) business days within which to notify the Company if it wishes to provide the required funds in proportion to its shareholding at the time (“Proportional Financing”). If any Shareholder (“Non-Contributing Party”) elects not to or fails to contribute its Proportional Financing within the time specified by the Board for that contribution, which shall not be less than 20 (twenty) business days after the expiry of the 20 (twenty) business day period referred to above, the remaining Shareholders (“Contributing Parties”) shall, in the event that they nevertheless elect to provide their Proportional Financing be obliged (subject to the due contribution of all of their Proportional Financing) to provide the additional finance to the Company on the basis that-
14.2.1 the Contributing Parties shall be obliged to contribute the whole of the financing originally required of the Non-Contributing Party pro rata to their respective shareholdings in the Company;
14.2.2 all of the financing provided by the Contributing Parties shall be wholly applied (notwithstanding any other provision of this Agreement) in subscribing for additional Shares; and
14.2.3 the number of Shares allotted and issued to the Contributing Parties (“Dilution Shares”) shall be determined by the Board having regard to the amount of the additional finance provided and the Fair Market Value of the Company at that time and the Board shall notify the Shareholders of such determination in writing. If any Shareholder disputes the determination of the Board in terms of this clause 14.2.3 by giving written notice to that effect to the Board and the remaining Shareholders within 10 (ten) business days after the date of the notice from the Board, the number of Shares to be allotted and issued shall be determined by the Independent Merchant Bank, which shall act as an expert and not as arbitrator.
14.3 Each Non-Contributing Party hereby consents to any dilution of its shareholding pursuant to clause 14.2 and to the issue of the Dilution Shares by the Company to the Contributing Parties, and acknowledges that any such dilution pursuant to this clause 14 will not constitute unjust, inequitable or oppressive conduct on the part of the Contributing Parties or by the Company.

14.4 The Non-Contributing Party shall sign all documents and do all things necessary to give effect to clause 14.2 and in default thereof, hereby appoints the Company as its attorney and agent in rem suam, in its name, place and stead to do all such things and sign all such documents on its behalf.
14.5 Any Non-Contributing Party shall be entitled, for a period of 180 (one hundred and eighty) days after the date of issue of any Dilution Shares in terms of this clause 14, to buy back Shares (“Buy Back Shares”) from the Contributing Parties, pro rata to the number of Dilution Shares issued to them, so that, after such buy back of Shares, the Non-Contributing Party shall hold the aggregate percentage of the Issued Shares which it held immediately prior to the issue of the Dilution Shares (“Buy Back Option”).
14.6 Should a Non-Contributing Party wish to exercise its Buy Back Option in terms of clause 14.5, it shall do so by way of written notice to the Contributing Parties (“Buy Back Notice”) at any time on or before the expiry of the 180 (one hundred and eighty) day period referred to in clause 14.5.
14.7 The purchase price payable by a Non-Contributing Party for each Buy Back Share shall be the Fair Market Value of the Company as at the date of exercise of the Buy Back Option (determined mutatis mutandis in accordance with the provisions of clause 14.2.3), divided by the number of Issued Shares at that time.
14.8 The buy back of the Buy Back Shares will take effect upon payment of the purchase price for such Buy Back Shares, which payment shall be made not later than 10 (ten) business days after the date of receipt of the Buy Back Notice.

14.9 Any rights (including a Buy Back Option which has not yet been exercised) which any Party has under this clause 14 shall terminate and be of no further force and effect upon the listing of the Shares on any recognised securities exchange. 15 MANAGEMENT OF THE COMPANY 15.1 Control and management of the Company will vest in the Board. 15.2 The Board will be responsible for and have the following powers and authority -
15.2.1 the management of the Company;
15.2.2 determining the strategic policy of the Company and preparing the Annual Budget from time to time; and
15.2.3 ensuring compliance with any approvals framework agreed to by the Board from time to time. 15.3 The day-to-day management of the Company will be - 15.3.1 subject to the policies and principles determined from time to time by the Board; and 15.3.2 the responsibility of the Chief Executive Officer appointed in terms of clause 8.1.5. 15.4 The operations of the Company will be conducted inter alia on the following basis -
15.4.1 the Company’s accounts will be kept in compliance with IFRS and may be inspected by any Shareholder during normal business hours;
15.4.2 audited accounts will be prepared as soon as possible after each financial year end but in any event by not later than 60 (sixty) days thereafter;
15.4.3 monthly management accounts will be prepared as soon as possible after each month end but in any event by not later than 30 (thirty) days thereafter and circulated monthly to the Board;
15.4.4 the Company will provide the Shareholders with such quarterly information summaries as may reasonably be required by them; and
15.4.5 Shareholders shall be entitled to receive all information relating to the Company reasonably requested by them.
16 ANNUAL BUDGET
16.1 The executive Directors shall every year by no later than 60 (sixty) days prior to the end of the financial year of the Company, submit to the Board for approval a proposed Annual Budget for the conduct of the Business during the next financial year, in the form and level of detail determined by the Board from time to time.
16.2 The Annual Budget shall include but not be limited to -
16.2.1 a projected income statement, balance sheet and cash flow statement for the ensuing financial year; and
16.2.2 a capital expenditure programme specifying amounts outstanding on approved capital expenditure brought forward from the prior year as well as proposed future capital expenditure commitments of the Company.
16.3 The Board shall evaluate, amend and finalise the Annual Budget within 20 (twenty) business days of receipt.
16.4 Until such time as the new Annual Budget has been approved in accordance with this clause 16, the previous Annual Budget (Indexed), will be applied by the Board and will be binding on the Parties as if it had been approved in accordance with this clause 16.
17 DIVIDEND POLICY
17.1 The Board and the Shareholders shall at all times exercise their voting rights in the Company so that, unless otherwise agreed by a Special Majority of the Shareholders, no dividends will be declared or paid by the Company -
17.1.1 while the Company is indebted to the Shareholders or any of them on loan account; and
17.1.2 to the extent that the payment of such dividend is not consistent with the working capital requirements and capital expenditure budgets of the Company.
17.2 Subject to clause 17.1, with the approval of a Majority of the Shareholders, the Company may declare and pay dividends and other distributions, provided that it shall always do so on a pro rata basis.
18 TRANSFER OF SHARES — GENERAL PROVISIONS
18.1 Unless otherwise agreed by a Special Majority of the Shareholders a Shareholder may dispose of its Shares only if, in one and the same transaction, it disposes of that portion of its Claims which bears the same proportion to the whole of its Claims as the Shares disposed of bear to the whole of its shareholding in the Company.
18.2 A Shareholder may not pledge, hypothecate or otherwise encumber any of its Equity unless such pledge, hypothecation or encumbrance is made subject to the provisions of clauses 18,19, 21 and 22 on such terms and conditions as may be approved by the remaining Shareholders, which approval shall not be unreasonably withheld or delayed.
18.3 Shares may only be transferred in accordance with the provisions of this Agreement and no transfer of any Shares which conflicts with any provision of this Agreement shall be approved nor be permitted to be registered.
18.4 Subject to the remaining provisions of this clause 18 and clause 26.2, transfer of any Shares shall be given to the person so acquiring them on the basis that if the approval of the Board is required in terms of the Company’s Articles of Association, the Shareholders shall forthwith after the Effective Date procure the amendment of the Company’s Articles of Association to provide for the required approval to be given by the Shareholders instead of the Board, and this Agreement shall for the purposes of such Articles of Association, constitute the requisite approval of the Shareholders.
18.5 Stamp duty and other legal costs payable in respect of any transfer of Shares pursuant to this Agreement will be paid by the purchaser of such Shares.
19 TRANSFER OF SHARES — PRE-EMPTIVE RIGHTS
19.1 Should a Shareholder (“Disposer”) wish to dispose of any Equity, the Disposer shall offer such Equity by notice in writing to the remaining Shareholders, pro rata to their respective shareholdings in the Company (“First Shareholder Offer”) stating -
19.1.1 the number of Shares and the amount of the Claims which the Disposer proposes to sell;
19.1.2 the price in cash (in South African currency), Listed Securities or a combination of cash and Listed Securities at, and the terms and conditions upon which, the Disposer proposes to sell the Equity; and
19.1.3 to the extent applicable, the name of the proposed transferee to whom the Disposer intends selling and its ultimate holding company (if any), and including a copy of any offer received.
19.2 Should the First Shareholder Offer not be accepted in full in writing within 20 (twenty) business days of the date upon which the First Shareholder Offer is made, any Equity in respect of which the First Shareholder Offer has not been accepted shall be offered upon the same terms and conditions to the Shareholders who have accepted the First Shareholder Offer, pro rata to the ratio (“Applicable Ratio”) in which they accepted the First Shareholder Offer (“Second Shareholder Offer”), which Second Shareholder Offer will be open for a period of 10 (ten) business days from the date of the Second Shareholder Offer, provided that any Shareholder that wishes to accept the Second Shareholder Offer shall be obliged to do so in respect of the full extent of its Applicable Ratio and not any lesser portion thereof.
19.3 The Second Shareholder Offer will be repeated to those Shareholders who have accepted the Second Shareholder Offer (each of which offers will be open for a period of 10 (ten) business days) until there are no more acceptances forthcoming or until the Second Shareholder Offer has been accepted in respect of all the Equity offered, whichever is the earlier, provided that the Applicable Ratio in respect of each subsequent Second Shareholder Offer will be the ratio in which the relevant Shareholder accepted the immediately preceding Second Shareholder Offer.
19.4 Should acceptances not have been received in respect of all the Equity offered in accordance with the aforegoing procedure, and -

19.4.1 a proposed transferee has been identified as part of the First Shareholder Offer, then -
19.4.1.1 none of the acceptances of the First Shareholder Offer or the Second Shareholder Offer will be of any force or effect (unless otherwise determined by the Disposer in the First Shareholder Offer) and the Disposer will then be entitled to dispose of all (or the remaining portion of) the Equity offered, within a further period of 30 (thirty) business days, to the proposed transferee referred to in clause 19.1.3 at a price not lower and on terms and conditions not more favourable to such person than the price and terms stated in the First Shareholder Offer, provided that the giving of warranties to a third party offeror will not constitute more favourable terms, unless designed to increase the purchase price; and
19.4.1.2 unless the Disposer disposes of all its said Equity to the proposed transferee within the said further period of 30 (thirty) business days, it may not thereafter dispose of any Equity without again adopting the procedure referred to herein.
19.4.2 no proposed transferee has been identified as part of the First Shareholder Offer, then -
19.4.2.1 none of the acceptances of the First Shareholder Offer or the Second Shareholder Offer will be of any force or effect (unless otherwise determined by the Disposer in the First Shareholder Offer); and
19.4.2.2 the Disposer may not dispose of the Equity to any third party without again adopting the procedure set out above.
19.5 To the extent that the Shareholders fail to take up all of the Shares offered by the Disposer, and the Disposer has identified a proposed transferee in terms of clause 19.1.3, the Parties undertake to co-operate with such proposed transferee for the purpose of enabling the proposed transferee to conduct, at its expense, a due diligence investigation into the affairs of the Company and the Business to its reasonable satisfaction. In connection with such due diligence investigation, the Company shall provide the proposed transferee in question with reasonable access to its senior management and Company books and records during ordinary business hours.
19.6 The acceptance of any offer in terms of this clause 19 will be subject to the condition precedent that all approvals required by law or regulation to give effect thereto or to the implementation of the transaction contemplated thereby, are obtained. The Parties undertake to do all things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to expediting any regulatory approval process.
19.7 For the avoidance of doubt, the requirements of this clause 19 shall not apply to any Shareholder disposing of Equity as part of a listing of the Shares on any recognised securities exchange.
19.8 Notwithstanding any other provision contained in this clause 19, in the event that the price referred to in clause 19.1.2 incorporates Listed Securities, in whole or in part, any Shareholder accepting the First Shareholder Offer or the Second Shareholder Offer shall be entitled, but not obliged, to pay the Cash Equivalent of such Listed Securities to the Disposer in lieu of delivering such Listed Securities as contemplated in such offer.

20 LOCK-IN PERIOD AND INITIAL TRANSFER OF SHARES BY PAMODZI
20.1 Subject only to the provisions of clause 20.2 or in the event that the Shareholders agree otherwise by way of a Special Majority of the Shareholders, no Shareholder, including any Potential Shareholder, shall have the right to dispose of or transfer in any manner, any of its Equity prior to the 2nd (second) anniversary of the Effective Date.
20.2 Pamodzi shall have the right, in its sole and absolute discretion, at any time prior to the Effective Date and for a period of 180 (one hundred and eighty) days after the Effective Date, to transfer up to 9.9% (nine point nine percent) of the Issued Shares (and a pro rata portion of its Claims) to a person or persons approved in writing by Investco prior to such transfer, which approval shall not be unreasonably withheld or delayed provided that the Potential Shareholders comply fully with the provisions of clause 26.2. The provisions of clauses 18, 19 and 20.1 shall not apply to any transfer of Equity by Pamodzi in terms of the provisions of this clause 20.2, but shall thereafter apply in full to the Potential Shareholders.
21 COME ALONG/TAG ALONG
21.1 If an offer is received, at any time after the expiry of the period referred to in clause 20.1 -
21.1.1 from a bona fide Independent Third Party to purchase all of the Shares (“Acquisition Offer”), and a Majority of the Shareholders wish to accept such Acquisition Offer, then those Shareholders shall be entitled to require the remaining Shareholders to sell their Shares on the same terms and conditions as those contained in the Acquisition Offer, provided that the purchase price payable in terms of the Acquisition Offer is equal to or greater than the Fair Market Value of the Company taking into account -

21.1.1.1 that the entire Equity is to be sold in terms of the Acquisition Offer;
21.1.1.2 the potential which the Company has in respect of the mining and processing of uranium; and
21.1.1.3 that it is the intention of the Parties to list the Company on a recognised securities exchange as soon as practicably possible after the Company has commenced production of uranium, provided that market conditions are suitable at that time, and that the Shareholders will, in the event that the Acquisition Offer is implemented, not participate in such listing; and
21.1.2 by a Majority of the Shareholders to purchase all or part of their Shares and those Shareholders wish to accept such offer (“Accepting Shareholders”), then, if so requested in writing by any of the remaining Shareholders (“Remaining Shareholders”), the Accepting Shareholders shall not be entitled to sell their Shares to such third party unless the same offer mutatis mutandis is made to those Remaining Shareholders to acquire all or a part of their Shares. Should the offer have been received from the third party to acquire only a percentage of the Shares held by the Accepting Shareholders, each of the Remaining Shareholders shall have the right to sell the same percentage of their Shares to the third party.
21.2 The provisions of clause 21.1 shall - 21.2.1 apply mutatis mutandis to all Claims on the basis set out in clause 18.1; 21.2.2 be subject to the provisions of clause 18; and
21.2.3 be subject to the provisions of clause 19 in respect of Material Minority Shareholders only. For the purposes of clarity, it is recorded that the provisions of clause 21.1 shall not apply until such time as all Material Minority Shareholders have been given an opportunity to exercise their pre-emptive rights in respect of the Acquisition Offer in accordance with the provisions of clause 19.
21.3 Each of the Shareholders hereby irrevocably appoints the Company as its attorney and agent to accept the Acquisition Offer on its behalf and to do all such things as may be necessary to comply with the provisions of clause 21.1.1.
21.4 It is agreed that any Acquisition Offer may, subject to the provisions of clause 29.3, be made subject to the condition precedent that the offerer under such Acquisition Offer is entitled to withdraw its offer in the event that it elects to conduct a due diligence investigation into the affairs of the Company and is not satisfied with the outcome of such investigation.
21.5 Notwithstanding any other provision contained in this clause 21 or the terms and conditions of any Acquisition Offer, in the event that any Material Minority Shareholder exercises its pre-emptive right in terms of clause 19 in respect of an Acquisition Offer, it shall not be entitled to make its acceptance subject to a due diligence investigation.
22 DEEMED OFFERS
22.1 Investco warrants that, as at the Effective Date, it will be a wholly owned subsidiary of Harmony.
22.2 Pamodzi warrants that, as at the Effective Date -
22.2.1 it will be a wholly owned subsidiary of the Nominee;
22.2.2 at least 70% (seventy percent) of the issued share capital of the Nominee will be held by PRF;

22.2.3 at least 70% (seventy percent) of all the voting rights attaching to the issued share capital of the Nominee shall be held by PRF; and
22.2.4 at least 70% (seventy percent) of the economic benefits in and to the issued share capital of the Nominee shall be held by PRF.
22.3 A Shareholder (“Deemed Disposer”) shall be deemed to have offered its Equity for sale to the remaining Shareholders (“Deemed Offer”) upon the happening of any of the following events -
22.3.1 in the case of a Corporate Shareholder (including Pamodzi) -
22.3.1.1 there is a change in Control of such Shareholder;
22.3.1.2 the majority of such Shareholder’s issued share capital is acquired or becomes held, directly or indirectly, in any manner whatsoever, by any person, or persons Acting in Concert, who did not hold, directly or indirectly, the majority of its share capital as at the Effective Date;
22.3.1.3 the majority of the voting rights attaching to such Shareholder’s issued share capital are acquired or become held, directly or indirectly, in any manner whatsoever, by any person, or persons Acting in Concert, who did not hold, directly or indirectly, the majority of such voting rights as at the Effective Date;
22.3.1.4 the majority of the economic benefits in or to such Shareholder’s issued share capital are acquired or become held, directly or indirectly, in any manner whatsoever, by any person, or persons Acting in Concert, who did not hold, directly or indirectly, the majority of the economic benefits as at the Effective Date; or
22.3.1.5 such Shareholder is liquidated or placed under judicial management whether provisionally or finally, or commits an act which, if it were a natural person would constitute an act of insolvency as defined in the Insolvency Act, 1936, or any other applicable Act, or compromises with its creditors generally, or attempts to do so;
22.3.2 in the case of Pamodzi, any of the events described in clause 22.3.1 takes place in respect of the Nominee, provided that shares in, voting rights attaching to the shares in, and/or economic benefits in or to shares in, the Nominee may be transferred to another entity (“New Nominee”) without triggering a Deemed Offer, provided that PRF holds more than 50% (fifty percent) of the -
22.3.2.1 issued share capital of the New Nominee;
22.3.2.2 voting rights attaching to the issued share capital of the New Nominee; and
22.3.2.3 economic benefits in and to the issued share capital of the New Nominee; and
22.3.3 in the case of an Individual Shareholder, that Shareholder dies or is sequestrated or placed under curatorship, whether provisionally or finally, or commits an act of insolvency as defined in the Insolvency Act, 1936, or compromises with his creditors generally, or attempts to do so; or
22.4 The Deemed Offer will be deemed to have been made by the Deemed Disposer on the business day preceding the happening of the relevant event, upon mutatis mutandis the same terms and conditions as are contained in clause 19, save that -
22.4.1 the provisions that the relevant offer has to be accepted in full failing which it will not be of any force or effect, shall not apply;
CLIFFE DEKKER

22.4.2 the purchase consideration payable for the Equity will be the Fair Market Value thereof; and
22.4.3 the 15 (fifteen) business day period referred to in clause 19.2 will be extended by such number of days as may be necessary in order to finally determine the Fair Market Value of the Equity.
22.5 The purchase consideration payable in respect of the Equity will be paid in cash within 20 (twenty) business days of the acceptance of the Deemed Offer, and against registration of transfer of the Shares in the register of members of the Company and the cession of the Claims to the accepting Shareholders.
23 RELEASE FROM SURETY OBLIGATIONS
If one or more of the Shareholders purchase the entire shareholding of another Shareholder pursuant to the provisions of this Agreement, the purchasing Shareholder/s shall be obliged to use its/their best endeavours to procure the release of the selling Shareholder from any guarantees given for the obligations of the Company, provided that such best endeavours shall not require the discharge or material variation of any principal obligation and, until the release is procured, the purchasing Shareholder/s shall indemnify the selling Shareholder against liability under any such guarantee.
24 TRANSFERS WITHIN GROUP
24.1 Any Corporate Shareholder may transfer all of its Equity to its holding company, any subsidiary company or any subsidiary of such holding company (“Group Company”) and will in such event assign its rights and obligations under this Agreement to such Group Company. Clauses 19, 20 and 21 shall not apply to a transfer of Equity between a Corporate Shareholder and its Group Company and vice versa,
CLIFFE DEKKER

24.2 Should a Corporate Shareholder wish to transfer its Equity to a Group Company as contemplated in clause 24.1 -
24.2.1 the Group Company shall agree to be bound by all the terms and conditions herein contained;
24.2.2 the Corporate Shareholder shall bind itself as surety for and co-principal debtor in solidum with the Group Company for the due compliance by the Group Company with all its obligations under and in terms of this Agreement; and
24.2.3 the Group Company shall undertake in writing that in the event that it ceases to be a Group Company in relation to the Corporate Shareholder, it will forthwith transfer all such Equity back to the Corporate Shareholder or to another Group Company of the Corporate Shareholder.
25 FAIR MARKET VALUE
25.1 Whenever the Fair Market Value is required to be determined -
25.1.1 of the Company, the Shareholders shall attempt to agree such value in writing, by way of a Special Majority of the Shareholders; or
25.1.2 of Equity, the Deemed Disposer and a Special Majority of the Shareholders (other than the Deemed Disposer) shall attempt to agree in writing such value.
25.2 Should the relevant Shareholders fail to so agree in writing the fair market value of the Company or the relevant Equity within 20 (twenty) business days from the date of a request by any Shareholder for such agreement, the Fair Market Value of the Company or the relevant Equity will be determined by the Independent Merchant Bank. In so certifying the
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Independent Merchant Bank shall - 25.2.1 act as experts and not as arbitrators; and
25.2.2 value the Company or the relevant Equity having regard to the price a willing buyer would pay to a willing seller negotiating at arm’s length.
26 ADMISSION AND EXIT OF SHAREHOLDERS
26.1 No Shares shall be issued to any third party unless agreed to by a Special Majority of the Shareholders.
26.2 No third party, including any transferee of Equity, will be admitted as a Shareholder unless and until such third party shall have bound itself in writing to all the terms and conditions of this Agreement and have nominated a domicilium citandi et executandi for the purpose of clause 34.
27 UNDERTAKINGS BY THE SHAREHOLDERS
27.1 It is recognised that the continued growth of the Company will be for the benefit of all Shareholders and accordingly the Shareholders undertake at all times to act in their mutual interests and in the best interests of the Company and in good faith to one another, provided that nothing herein contained shall be construed so as to place any obligation on any Party to refer any future opportunities to the Company or to any of the Shareholders, and the Parties shall be free to pursue any such opportunities either on its own or in partnership with any third party.
27.2 The Shareholders undertake at all times to do all such things, perform all such actions and take all such steps (including in particular the exercise of their respective voting rights in the Company) and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the
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putting into effect and maintenance of the terms, conditions and import of this Agreement, provided that the aforegoing undertaking shall not place any obligation on any Shareholders to assume any obligations or liabilities that are commercially onerous or unreasonable in the context of this Agreement or agreeing to commercially onerous or unreasonable conditions.
27.3 For the purposes of clarity, it is recorded that, none of the provisions of this Agreement will oblige any of the Shareholders to introduce business opportunities to the Company, the Shareholders being entitled to pursue all and any such business opportunities themselves.
28 RELATIONSHIP OF THE PARTIES
This Agreement does not constitute a partnership. All transactions, contracts, employment, purchases, operations, negotiations with third parties and other transactions or things undertaken in connection with the affairs of the Company will be done, transacted, undertaken or performed by and in the name of the Company only. None of the Parties shall be entitled to bind the credit of any other Parties.
29 CONFIDENTIALITY AND PUBLICITY
29.1 The Shareholders shall take all reasonable steps to minimise the risk of disclosure of confidential information which is proprietary to the Company, by ensuring that only their employees and directors and those of the Company whose duties will require them to possess any such information shall have access thereto, and that they shall be instructed to treat the same as confidential. The foregoing shall not be applicable to the Shareholders with respect to —
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29.1.1 Information which enters the public domain other than as a result of this Agreement;
29.1.2 information which is lawfully received from a third party not subject to any duty of confidentiality to the applicable Shareholder with respect to such information;
29.1.3 information which is known other than as a result of a disclosure in breach of any duty of confidentiality to the applicable Shareholder with respect to such information; and
29.1.4 disclosure made as required by law or enforceable legal process, or by the rules of any securities exchange or regulatory authority having jurisdiction over such person.
29.2 Unless agreed by a Special Majority of the Shareholders, none of the Shareholders shall issue or make any public announcement or statement (including any written or oral statement under circumstances where it could reasonably be expected that such statement would be published in any media) or any other disclosure to any third party regarding this Agreement or the transactions contemplated hereby, including, without limitation, any reference to their terms or conditions, unless required by law or enforceable legal process or the rules of any securities exchange or any regulatory authority having jurisdiction over the Shareholders or any of them.
29.3 Should a Shareholder wish to negotiate with a bona fide third party for the possible disposal of any Equity to that bona fide third party, such Shareholder shall be entitled to disclose confidential information concerning the Company and the Business to such bona fide third party provided that such third party has signed and executed a confidentiality undertaking on terms and conditions approved by a Special Majority of the
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Shareholders (which approval shall not be unreasonably withheld or delayed) and there shall be no obligation on the disclosing Shareholder to reveal the identity of the bona fide third party at that stage.
30 BREACH
The Parties agree that the cancellation of this Agreement in the event of a breach would be an inappropriate and insufficient remedy and that irreparable damage would occur if the provisions of this Agreement were not complied with. It is accordingly agreed that, in the event of a breach, the aggrieved Party shall be entitled (without prejudice to any other rights which it may have in law save for the right to cancel the Agreement) to an order for specific performance and to recover any damages which it may have suffered.
31 DURATION
The provisions of this Agreement shall remain in full force and effect for so long as at least 2 (two) Shareholders or their permitted assigns continue to hold Shares, provided that it shall terminate upon the listing of the Shares on any recognised securities exchange. Should a Shareholder transfer its Shares to a third party as permitted by this Agreement, this Agreement shall cease to have any further force or effect in relation to such transferring Shareholder, save for clauses 29 to 39.
32 EFFECT OF TERMINATION
Notwithstanding anything to the contrary herein contained, the provisions of clauses 29 to 39 (both inclusive) will survive any termination of this Agreement.
33 DISPUTE RESOLUTION
33.1 In the event of there being any dispute or difference between the Parties
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arising out of this Agreement, the said dispute or difference shall first be submitted to the Chief Executive Officers of the Parties for resolution. Should the Chief Executive Officers be unable to resolve the dispute or difference within 10 (ten) business days after the dispute or difference has been referred to them, such dispute or difference may, on written demand by either Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.
33.2 Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) (“Latest AFSA Rules”) before an arbitrator appointed by agreement between the parties to the dispute or failing agreement within 10 (ten) business days of the demand for arbitration, then any party to the dispute shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the parties to the dispute failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the parties to the dispute.
33.3 Any party to the arbitration may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration. Should AFSA, as an institution, not be operating at that time or not be accepting requests for appeals for any reason, then the appeal shall be conducted in accordance with the Latest AFSA Rules.
33.4 Nothing herein contained shall be deemed to prevent or prohibit a party to
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the arbitration from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim,
33.5 Any arbitration in terms of this clause 33 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.
33.6 This clause 33 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.
33.7 The Parties agree that the written demand by a party to the dispute in terms of clause 33.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.
34 NOTICES AND DOMICILIA
34.1 The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following telefax numbers and email addresses -
Name Physical Address Telefax & Email —— —— —
Investco Block 27 +27 11 684 0188
Randfontein Office Park marian.vanderwalt@
Cnr Main Reef Rd & Maude Ave harmony.co.za
Randfontein
Republic of South Africa Marked for the attention of: The Company Secretary
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Name Physical Address Telefax & Email Pamodzi and the Pamodzi House +27 11 252 8616
Company 1st Floor gerard@prf1.com
5 Willowbrook Close
Melrose North
Atholl
Republic of South Africa
Marked for the attention of: Gerard Kemp
With a copy to First Reserve Corporation +1 203 625 2505
One Lafayette Place akrueger@first
Greenwich reserve.com
CT 06830
United States of America
Marked for the attention of: Alex Krueger
provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address, telefax number or email address by written notice to the other Parties to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.
34.2 All notices to be given in terms of this Agreement will be given in writing, in English, and will -
34.2.1 be delivered by hand or sent by telefax or email;
34.2.2 if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day;
34.2.3 if sent by telefax during business hours, be presumed to have been received on the date of successful transmission of the telefax. Any telefax sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and
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34.2.4 if sent by email during business hours, be presumed to have been received on the date of successful transmission of the email as evidenced by a return receipt notification or other evidence of transmission. Any email sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.
34.3 Notwithstanding the above, any notice given in writing in English, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause.
35 BENEFIT OF THE AGREEMENT
This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or any of them.
36 APPLICABLE LAW AND JURISDICTION
36.1 This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.
36.2 For the purposes of clause 33.4 or for the purposes of making the arbitration award and order of court, the Parties hereby consent and submit to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of the Republic of South Africa in any dispute arising from or in connection with this Agreement. The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the Court specifically determines that such scale shall not apply, in which event, subject to any specific determination by the Court, the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.
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37 GENERAL
37.1 This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on any of the Parties.
37.2 No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties,
37.3 No waiver of any of the terms and conditions of this Agreement will be binding and effectual for any purpose unless in writing and signed by the Party giving the same. Any such waiver will be effective only in the specific instance and for the purpose given. Failure or delay on the part of any Party in exercising any right, power or privilege hereunder will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
37.4 All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.
37.5 Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by any Party without the prior written consent of the other Parties, save as otherwise provided herein.
37.6 This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.
38 COSTS
Each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement.
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39 SIGNATURE
Signed by or on behalf of the Parties, with each signatory signing on behalf of a juristic person warranting that he/she has due authority to do so.
SIGNED at Sandton on 18/12/2007. For and on behalf of ARMGOLD/HARMONY JOINT INVESTMENT COMPANY (PROPRIETARY) LIMITED R.A.L. Atkinson — Signature R.A.L. Atkinson — Name of Signatory Executive — Designation of Signatory
SIGNED at Sandton on 18, December 2007. For and on behalf of CLIDET NO 770 (PROPRIETARY) LIMITED Signature Gerard Kemp — Name of Signatory Chief Investment Officer — Designation of Signatory

CLIFFE DEKKER SIGNED at Sandton on 18/12/ 2007. For and on behalf of CLIDET NO 726 (PROPRIETARY) LIMITED R.A.L ATKINSON Signature P.A.L ATKINSON Name of Signatory EXECUTIVE Designation of Signatory
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